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[LOGO] Macrovision                                      Macrovision Corporation
                                                          2830 De La Cruz Blvd.
                                                          Santa Clara, CA 95050

                                                            (408) 743-8600 Main
                                                             (408) 743-8610 Fax

FOR IMMEDIATE RELEASE


                 MACROVISION CORPORATION ANNOUNCES ANALYST DAY;
           PROVIDES FY 2005 GUIDANCE AND Q4 2004 EARNINGS RELEASE DATE

SANTA CLARA, Calif. (BUSINESS WIRE)--January 31, 2005--Macrovision Corporation (Nasdaq: MVSN) announced today that it is holding its first ever Analyst Day at The Four Seasons Hotel in New York City on February 1, 2005 from 12:45 p.m. - 4:30 p.m. ET. The Analyst Day will showcase various executives from each of the Company's two divisions, who will discuss market opportunities and provide strategic and tactical business roadmaps. In addition, the executives will demonstrate various Company products and analyze key market trends impacting the Company's business lines.

The Analyst Day meeting can be accessed via webinar on February 1, 2005 starting at 12:45 p.m. ET. The webinar can be accessed online at WWW.PLACEWARE.COM/CC/MACROVISION/JOIN--enter Meeting ID "MVSN-0201", followed by Meeting Key "5QRHC6" to attend and view the webinar presentation. For audio dial-in, please call 1-800-240-2430 (Domestic) or +1 303-275-2170
(International). For web technical support during the live webinar session, please call 1-800-893-8779 or (International callers at +1 971-544-3222) or by sending an email to: EVENTSUP@MICROSOFT.COM. Approximately 1-2 hours after the live webinar, the on-demand recorded webinar replay will be available until Febrary 8, 2005 on Macrovision's website at WWW.MACROVISION.COM.

FISCAL YEAR 2005 GUIDANCE

The Company also announced today guidance for FY 2005. Revenues for FY 2005 are estimated to be between $220 million and $230 million, with pro forma diluted earnings per share in the $1.03-$1.06 range, and GAAP earnings per share in the range of $0.90-$0.93. GAAP earnings do not reflect stock option expenses under accounting rules which are effective July 1, 2005, the impact of which is currently being estimated, and pro forma earnings exclude amortization of intangibles from acquisitions.

Compared with the Company's latest FY2004 guidance, the 2005 targets represent an expected 30% increase in revenues and an 17% increase in pro forma earnings per share based on the midpoints of the 2004 and 2005 guidance ranges.

The Company estimates that its cash position at the start of the year is approximately $252.5 million in cash, cash equivalents, short term investments and long term marketable securities.

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Bill Krepick, Macrovision's CEO said, "In FY 2005, we expect to see our software technologies business and entertainment technologies business approach a 50/50 split in revenues, with the faster growth in our software business resulting in some slight margin compression. We expect that our business will be back end loaded in Q4 as is typical of both the software business and our entertainment technologies business. In addition to continued expansion of our software business, we are looking forward to growing our revenues for our two new technologies: Hawkeye peer-to-peer file sharing management and control and RipGuard, our digital anti-ripper product."

Q4 EARNINGS RELEASE DATE ANNOUNCED

The Company also announced that it will be releasing Q4 2004 earnings and Q1 2005 guidance on February 28, 2005 at 4:30 p.m. ET, followed by an earnings conference call on the same day at 5:00 p.m. - 6:00 p.m. ET. The timing for the Q4 release is in line with prior years' fourth quarter earnings releases reflecting the fact that many replicator reports are not received until 45-60 days after year-end, and the Company waits for these reports to minimize revenue estimations in its DVD copy protection business.

PRO FORMA EARNINGS

Macrovision provides pro forma earnings and pro forma earnings per share data as additional information for its operating results. These measures are not in accordance with, or an alternative for, accounting principles generally accepted in the United States and may be different from pro forma measures used by other companies. Macrovision believes that presentation of pro forma earnings and pro forma earnings per share provides useful information regarding certain additional financial and business trends relating to its results of operations. In addition, management uses these measures for reviewing the financial results of Macrovision and for budget planning purposes.

ABOUT MACROVISION
Macrovision develops and markets digital rights management ("DRM"), copy protection, and software value management technologies for the consumer software, enterprise software, home video and music industries. Macrovision holds a total of 134 issued or pending United States patents and 915 issued or pending international patents, and continues to increase its patent portfolio with new and innovative technologies in related fields. Macrovision has its corporate headquarters in Santa Clara, California, with international offices in the United Kingdom, Amsterdam, Frankfurt, Tel Aviv, Tokyo, Hong Kong, Taipei and Seoul.

NOTE TO EDITORS: FOR MORE INFORMATION ON MACROVISION CORPORATION AND ITS PRODUCTS, PLEASE VISIT WWW.MACROVISION.COM.

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This press release may contain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All statements contained herein, including the quotations attributed to Mr. Krepick and the Company's forecast of future revenues and earnings and the business strategies and product plans of the Company, that are not statements of historical fact, including statements that use the words "will," "believes," "estimates," "expects," or similar words that describe the Company's or its management's future plans, objectives or goals, are "forward-looking statements." A number of factors could cause Macrovision's actual results to differ from anticipated results expressed in such forward-looking statements. Such factors are addressed in Macrovision's Annual Report on Form 10-K for the year ended December 31, 2003 and its latest Quarterly Report on Form 10-Q for the period ended September 30, 2004, both of which are on file with the Securities and Exchange Commission, and such other documents as are filed with the Securities and Exchange Commission from time to time (all available at WWW.SEC.GOV). These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. The Company operates in a continually changing business environment and new factors emerge from time to time. The Company cannot predict such factors, nor can it assess the impact, if any, of such factors on the Company or its results. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company assumes no obligation to update any forward-looking statements.


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INVESTOR CONTACT:
Ms. Miao Chuang
Macrovision Corporation
+1 (408) 562 8451
ir-info@macrovision.com



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